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EXHIBIT 99.4

VOTING AGREEMENT

        VOTING AGREEMENT (this "Agreement"), dated as of December 27, 2002, by and among XXI Merger Corp., a Delaware corporation ("Purchaser"), and Charles L. Boyle, III (the "Shareholder").

RECITALS

        A.    Purchaser and Prophet 21, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger dated as of November 8, 2002 (as amended from time to time, the "Merger Agreement") providing for a business combination between Purchaser and the Company.

        B.    As of the date of this Agreement, the Shareholder owns beneficially and of record the common stock, par value $0.01 per share, of the Company ("Company Common Stock") set forth opposite the Shareholder's name on Schedule A (the Company Common Stock owned by the Shareholder is referred to herein as "Owned Stock").

        C.    Subject to the terms and conditions of the Merger Agreement, the Shareholder will receive the Merger Consideration in exchange for the Shares (as defined in Section 1) held by him at the Effective Time.

        D.    As an inducement to Purchaser's willingness to enter into the Merger Agreement, Purchaser and the Shareholder are entering into this Agreement.

        E.    Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

        F.    This Agreement and the Merger Agreement are being entered into simultaneously.

        NOW, THEREFORE, in consideration of the execution and delivery by Purchaser of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and intending to be legally bound hereby, the parties agree as follows:

        1.    Voting Agreement.    The Shareholder agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called, and at every adjournment or postponement thereof (a "Company Shareholders' Meeting"), he shall (i) appear at the meeting or otherwise cause his Owned Stock, together with any Company Common Stock acquired by the Shareholder after the date of this Agreement (the Shareholder's acquired shares, together with the Shareholder's Owned Stock, are referred to herein as the Shareholder's "Shares"), to be counted as present thereat for purposes of establishing a quorum, (ii) vote, or execute consents in respect of, his Shares, or cause his Shares to be voted, or consents to be executed in respect thereof, in favor of the approval and adoption of the Merger Agreement, and any action required in furtherance thereof and (iii) vote, or execute consents in respect of, his Shares, or cause his Shares to be voted, or consents to be executed in respect thereof, against (A) any agreement or transaction relating to any Acquisition Proposal or transaction or occurrence that if proposed and offered to the Company or its shareholders (or any of them) would constitute an Acquisition Proposal (collectively, "Alternative Transactions") or (B) any amendment of the Company's Certificate of Incorporation or By-laws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its shareholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement, or change in any manner the voting rights of the Company Common Stock (collectively, "Frustrating Transactions") presented to the shareholders of the Company (regardless of any recommendation of the Board of Directors of the Company) or in respect of which vote or consent of the Shareholder is requested or sought.

        2.    Irrevocable Proxy.    During the time this Agreement is in effect, and as security for the Shareholder's obligations under Section 1, the Shareholder hereby irrevocably constitutes and appoints Purchaser as his attorney and proxy in accordance with the DGCL, with full power of substitution and resubstitution, to cause the Shareholder's shares to be counted as present at any Company Shareholders Meetings, to vote his Shares at any Company Shareholders' Meeting, however called, and to execute consents in respect of his shares as and to the extent provided in Section 1. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST; PROVIDED HOWEVER, THAT THIS PROXY AND POWER OF ATTORNEY SHALL TERMINATE AUTOMATICALLY, AND BE OF NO FURTHER FORCE AND EFFECT,

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IF AND WHEN THIS AGREEMENT TERMINATES IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3 HEREOF. The Shareholder hereby revokes all other proxies and powers of attorney with respect to his Shares that he may have heretofore appointed or granted, and, during the time this Agreement is in effect, no subsequent proxy or power of attorney shall be granted, in each case to the extent such prior or subsequent proxies or powers of attorney would prevent the Shareholder from complying with his obligations under this Agreement.

        3.    Termination.    This Agreement shall terminate upon the earlier of (i) the Effective Time of the Merger and (ii) termination of the Merger Agreement pursuant to Article VII thereof.

        4.    Representations and Warranties of Purchaser.    Purchaser represents and warrants to the Shareholder as follows:

          (a)    Organization; Due Authorization; Enforceability.    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and to general principles of equity.

        5.    Representations and Warranties of the Shareholder.    The Shareholder hereby represents and warrants to Purchaser as follows:

          (a)    Execution and Enforceability.    The Shareholder has full power and authority to execute and deliver this Agreement. This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and to general principles of equity.

          (b)    Ownership of Shares of Company Common Stock; Voting Rights.    The Shareholder owns, of record and beneficially, the Shares set forth opposite the Shareholder's name on Schedule A. The Shareholder has sole voting power with respect to his Shares. The Shareholder's Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding to which the Shareholder is a party restricting or otherwise relating to the voting, dividend rights or disposition of such Shares. The Shareholder's Company Common Stock are the only equity securities of the Company owned by such Shareholder. The Shareholder does not have any option or other right to acquire any equity securities of the Company.

          (c)    No Conflicts.    No authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by such Shareholder of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of the Shareholder under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Shareholder is a party or by which his properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of the Shareholder to perform his obligations hereunder.

          (d)    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

        6.    Shareholder Covenants.    The Shareholder hereby severally covenants and agrees as follows:

          (a)  The Shareholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, (i) not to sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance,

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  assignment or other disposition of (all of the foregoing, "Sell", "Sold" or "Sale", as the case may be), any of the Owned Stock or Shares, provided, however, that the Shareholder may transfer, pledge, encumber, assign or otherwise dispose the Owned Shares or Shares as a gift, in which case, as a condition of the gift, the Shareholder must require the person to which any such Owned Stock or Shares are to be transferred, pledged, encumbered, assigned or otherwise disposed of to agree in writing, pursuant to an agreement reasonably satisfactory to Purchaser to which Purchaser is an express third-party beneficiary, that with respect to such Owned Stock or Shares such person shall be subject to the restrictions and obligations hereunder as if such person was a Shareholder hereunder, (ii) not to grant any proxies, powers of attorney or other authorization or consent, deposit any shares of capital stock of the Company into a voting trust or enter into a voting agreement with respect to any such Shares and (iii) not to take any action that would make any representation or warranty of the Shareholder contained in this Agreement untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing his obligations under this Agreement.

          (b)  The Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Purchaser of the number of new shares of capital stock of the Company acquired by the Shareholder, if any, after the date of this Agreement.

          (c)  The Shareholder shall immediately cease any discussions or negotiations with any parties other than Purchaser that may be ongoing with respect to an Acquisition Proposal. While this Agreement is in effect, the Shareholder shall not, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any Alternative Transaction or Frustrating Transaction, (ii) execute or enter into any acquisition agreement with respect to any Alternative Transaction or Frustrating Transaction, or (iii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any person or otherwise cooperate in any way with, any Alternative Transaction or Frustrating Transaction, except to the extent such discussions or negotiations relate to, or are of the type of, discussions or negotiations in which the Company may engage pursuant to Section 5.5 of the Merger Agreement.

        7.    Miscellaneous.

          (a)    Fees and Expenses.    Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

          (b)    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          (c)    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

          (d)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to the Shareholder:

          to the address set forth beneath the name of the Shareholder on Schedule A

          If to Purchaser:

          To the address set forth in the Merger Agreement.

          If to the Company:

          To the address set forth in the Merger Agreement.

          (e)    Assignment; Binding Effect; No Third Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement (including, without limitation, the obligations of the Shareholder under Section 1 and Section 2 hereof) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary,

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  nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, Purchaser may assign this agreement to one or more of its affiliates.

          (f)    Enforcement.    THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT, SUBJECT TO THE NEXT SENTENCE, THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF SOLELY IN THE COURTS OF THE STATE OF DELAWARE, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT.

          (g)    Counterparts; Facsimile Execution.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

          (h)    Further Assurances.    Each party hereto shall perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement, including, without limitation, using commercially reasonable efforts to obtain all necessary consents, approvals or waivers under the HSR Act.

          (i)    Capacity.    This Agreement is entered into by the Shareholder solely in his capacity as a shareholder of the Company, and no provision thereof shall be deemed to constrain or affect in any way the obligations of the Shareholder or any of the Shareholder's affiliates, employees or representatives in its or their capacity as an officer or director of the Company.

* * * * *

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        IN WITNESS WHEREOF, Purchaser and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

XXI Merger Corp.
By:	/s/ ORLANDO BRAVO Name: Orlando Bravo Title: President
/s/ CHARLES L. BOYLE, III Charles L. Boyle, III

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SCHEDULE A

Shareholder	Company Common Stock
Charles L. Boyle, III	8,962
Address: Prophet 21, Inc. 19 West College Avenue Yardley, PA 19067 Attention: Charles L. Boyle, III

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  EXHIBIT 99.4